FOR IMMEDIATE RELEASE:

WELLSFORD AND WHITEHALL
EXECUTE AMENDMENTS TO VENTURE AGREEMENT

NEW YORK, December 21, 2000 - Wellsford Real Properties, Inc. (AMEX: “WRP”) and various entities affiliated with the Whitehall Funds, private real estate funds sponsored by Goldman, Sachs & Co. (“Whitehall”) have executed definitive agreements modifying the terms of their joint-venture, Wellsford/Whitehall Group, L.L.C. (“WWG”) effective January 1, 2001.

The key features of the amendments provide that WRP will retain its economic interest in WWG, while an affiliate of Whitehall will become responsible for day-to-day operations. WRP will maintain its current membership on WWG’s Management Committee and must agree to specified “Major Decisions.” Also, as part of the amendment, warrants to purchase 2.1 million of WRP shares, which had previously been issued to Whitehall were returned and cancelled. Whitehall has also agreed to pay WRP certain specified fees when WWG assets are sold as well as when certain new assets are acquired by Whitehall affiliates in a newly formed entity.

As previously disclosed, WRP’s decision to amend its venture agreement has been based on two fundamental premises:

1.     A desire to realize, through the sale of WWG properties in an orderly manner, the net unrealized gains in the quality real estate portfolio that WWG acquired and redeveloped from its inception in 1997 to 2000;

2.     A desire to cancel the 2.1 million WRP warrants held by Whitehall, which if exercised today would amount to over 20% of the Company’s common shares.

Jeffrey H. Lynford, Chairman of WRP stated, “The repurchase of 1.3 million common shares this past February 2000 combined with our cancellation of 2.1 million warrants now (both adjusted for the 1 for 2 reverse split) should increase shareholder value. Also, the orderly sale of WWG properties will continue to increase our liquidity and flexibility.”

The new manager of WWG properties, WP Commercial will be owned by Whitehall and certain key employees. WWG is a joint venture created to acquired, redevelop, and operate properties in the northeastern United States. WWG currently owns 43 properties primarily located in New Jersey, Massachusetts and Maryland totaling approximately 5.3 million square feet.

Wellsford Real Properties is a real estate merchant banking firm headquartered in New York City, which acquires, develops, finances and operates real properties and organizes and invests in private and public real estate companies.

Certain statements in this press release constitute "forward-looking statements" under federal securities laws and involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different from any future results implied by such forward-looking statements. Such factors include, among others, inability to realize gains from the real estate portfolio, failure to realize the future specified fees referred to above, general and specific economic and business conditions, ability to find suitable investments, risks or subordinate loans, risks of leverage, illiquidity of investments, defaults by borrowers and tenants, availability and cost of financing, interest rate risk, development risks, construction delays and cost overruns, inability to comply with local zoning and other laws, environmental matters, inability to find and defaults by prospective buyers, lower than anticipated rents, and competition.

Press Contact:      Mark P. Cantaluppi
                            Vice President - Chief Accounting Officer and Director of Investor Relations
                            Wellsford Real Properties, Inc.
                             (212) 838-3400